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                                                                    Exhibit 12.1

                 FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)

                                    2000     1999      1998     1997     1996
                                  --------  -------  --------  -------  -------
Income (loss) from operations.... $(14,774) $(8,552) $(12,999) $(1,411) $ 1,420
Add:
  Fixed charges..................   14,361   14,489    14,726   15,258   17,540
                                  --------  -------  --------  -------  -------
Adjusted earnings................ $   (413) $ 5,937  $  1,727  $13,847  $18,960
                                  ========  =======  ========  =======  =======
Fixed charges:
  Interest on indebtedness and
   amortization of deferred
   financing costs............... $ 13,238  $13,528  $ 13,792  $14,335  $16,645
  Portion of rents representative
   of interest factor............    1,123      961       934      923      895
                                  --------  -------  --------  -------  -------
    Total fixed charges.......... $ 14,361  $14,489  $ 14,726  $15,258  $17,540
                                  ========  =======  ========  =======  =======
  Ratio of earnings to fixed
   charges.......................      --       --        --       --      1.1x
  Deficiency of earnings to fixed
   charges....................... $ 14,774  $ 8,552  $ 12,999  $ 1,411      --
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